EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:           Edward M. Krell

Executive Vice President-

Chief Financial Officer

(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES

NEW $90 MILLION TERM LOAN FINANCING

TO REDEEM 11¼% SENIOR NOTES

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Company Expects Debt Refinancing to Result in

Lower Annualized Pre-Tax Interest Expense of Approximately $3.5 Million,

Yielding $0.34 Per Share Expected Annualized Earnings Benefit

Philadelphia, PA, March 13, 2007 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, announced that today it entered into a Term Loan and Security Agreement for a $90 million senior secured Term Loan B due March 13, 2013, the proceeds of which will be used to redeem the remaining $90 million principal amount of the Company’s 11¼% Senior Notes due August 1, 2010.  The Company expects that the refinancing of the Senior Notes with the Term Loan will result in a decrease in annualized pre-tax interest expense of approximately $3.5 million, yielding an expected annualized increase to earnings per share of approximately $0.34 per share on an after-tax basis.  The Term Loan bears interest rate at the LIBOR rate plus 2.50% (or, at the Company’s option, the prime rate of interest plus 1.0%).  Per the Term Loan agreement, beginning with the determination of the Company’s financial results for its full year fiscal 2007 (fiscal year ending September 30, 2007), the Company’s LIBOR-based borrowing rate option under the Term Loan will decrease by 0.25%, to the LIBOR rate plus 2.25%, if the Company achieves a specified leverage ratio (as defined in the agreement).  The Term Loan can be prepaid at the Company’s option, in part or in whole, without any prepayment premium or penalty.  Bank of America Securities LLC arranged the Term Loan financing.  In addition, as part of the transaction, the Company amended its existing $60 million revolving credit facility in order to permit the new Term Loan financing.  This amendment of the credit facility also extends its maturity from October 15, 2009 to March 13, 2012, modestly increases its size to $65 million, and reduces the LIBOR-based interest rate option under the facility by 0.25%.  Bank of America, N.A. continues as the agent for the revolving credit facility.

The Company will redeem the remaining $90 million principal amount of the Company’s 11¼% Senior Notes at a price of 105.625% of principal amount, plus accrued interest, pursuant to the optional redemption provisions of the indenture of the Senior Notes.  The Company today issued the required notice of redemption to the trustee for the Senior Notes and expects the redemption to be completed on or about April 18, 2007.

Edward M. Krell, Executive Vice President – Chief Financial Officer of Mothers Work, noted, “We are very pleased with our highly successful Term Loan financing, which enables us to redeem the remaining $90 million principal amount of our 11¼% Senior Notes with significantly lower cost debt.  We expect that the refinancing of the Senior Notes with the Term Loan will result in a decrease in annualized pre-tax interest expense of approximately $3.5 million, yielding an expected annualized increase to earnings per share of approximately $0.34 per share on an after-tax basis.  The amount of actual future interest savings will depend on future changes in the LIBOR rate as well as the extent to which we enter into financial hedging arrangements to reduce the impact of changes in the LIBOR rate on our interest expense.  We expect the redemption of the Senior Notes will result in a one-time “Loss on extinguishment of debt” of approximately $7.3 million on a pre-tax basis, consisting of the approximately $5.1 million cash redemption premium and approximately $2.2 million of non-cash expense from the write-off of unamortized deferred financing costs and debt issuance costs.  We expect this one-time charge to be approximately $0.72 per share on an after-tax basis, with such charge to be recognized in our fiscal third quarter upon the redemption of the Senior Notes.  We believe this refinancing represents an important step in continuing to help increase shareholder value by reducing our ongoing use of cash for interest expense and providing us with a flexible debt structure whereby we can, at our option, utilize future cash flow to prepay debt without any prepayment premium or penalty.  The amendment of our revolving credit facility also provides us with continued significant financial liquidity.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of February 28, 2007, Mothers Work operates 1,624 maternity locations, including 794 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases or refinancing, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.